BESTWAY 2 Mott Street Suite 704, New York, NY 10013 Tel: (212) 608-8988 Fax: (212) 608-9169
www.bestwaycoach.com

Apex Bus
622 Hungerford Drive
No. 21
Rockville, MD 20805
Attention: Jimmy Cheng

Re: Agreement Regarding Use of Space in Philadelphia

Dear Jimmy:

I am writing to formalize our agreement regarding the limited use by Bestway Coach Express Inc. ("Bestway") of approximately 100 square feet of space (the "Space") located at 121 North 11th Street, Philadelphia, PA 19107 that Apex Bus ("Apex") has the legal right to use as a Tenant. Bestway and Apex hereby agree as follows:

1. Bestway will have the right to use the Space in connection with its interstate motorcoach operations. More specifically, Bestway can sell bus tickets at the Space and use the Space for administrative purposes. Bestway can also place furniture, equipment and display its logo inside the Space as Bestway deems necessary to accommodate its intended use of the Space. Apex will provide telephone line and internet hook up services for the Space without charge.

2. Apex will allow Bestway to utilize the Space for the intended purpose and such use will include having its employees work at the Space on a regular basis for ticket sales and related administrative matters.

3. Immediately after execution of this Agreement, Apex will no longer sell any tickets for the Philadelphia (121 North 11th Street) to NY Penn Station (located at 31st & 8th Ave.) line and back line runs through its POS system installed at the Space or at the NY Penn Station office. Bestway will be the sole ticket agent for this line run. However, this term does not limit Apex, if it wishes, to run a different bus line between Philadelphia and New York at different sites.

4. Bestway will be responsible for all of the costs of running its business, including all of the expenses of operating its Philadelphia to NY line runs.

5. Each party shall abide by the federal, state and local laws in conducting their transportation business and shall be held liable for any such violations.

6. Each party shall obtain adequate business property and personal injury insurance policies for the above mentioned business operations. And each party shall be responsible for any of its negligence or omissions and hold the other party harmless of any damages caused by such negligence or omissions.

7. Upon a written request of Apex, Bestway will enter into a written agreement to act as Apex's ticket agent at Bestway's midtown location for line runs conducted by Apex to

destinations not then serviced by Bestway. Apex will, however, not be permitted to have employees or others at Bestway's office. Apex will compensate Bestway for acting as ticket agent on terms to be mutually agreed in such agreement. Such other terms and conditions as the parties may agree upon will also be reflected in such agreement.

8. Bestway will pay Apex, on monthly basis, an amount equal to ten percent (10%) of all gross sales revenues actually received by Bestway from the NY Penn Station to Philadelphia and Philadelphia to NY Penn Station lines as a result of sales made using the POS system provided by Apex at the Space. In no event shall the amount payable by Bestway to Apex hereunder exceed $5,000 in any month. Said monthly payment is due on the 15th day of each month, commencing on March 15, 2006.

9. In addition, Bestway will pay Apex on a monthly basis ten percent (10%) of the gross sales revenues actually received by Bestway through sales of tickets from the www.apexbus.com website for any of Bestway's bus lines in the United States. Said monthly payment is also due on the 15th day of each month, commencing on March 15, 2006. Apex will take reasonable measures to maintain Bestway's data that appears on the website in a secure manner. Apex will store credit card information on a secure server with limited Internet access and take other reasonable security precautions to protect customer credit card information. Apex shall not permit unauthorized use of such credit card data and shall be responsible for any liability arising out of any such unauthorized use.

10. The term of this agreement is valid for five years and either party will have an option to terminate the agreement within sixty days prior to each anniversary of this Agreement during the term by giving the other party written notice of such termination. If the two parties agree to renew or extend the Agreement, a new agreement in writing shall be executed.

11. Apex represents and warrants to Bestway that it has a valid right to use the premises that include the Space. During the Term, Apex shall comply in all material respects with its primary lease of the premises that includes the Space, including compliance with all affirmative and negative covenants contained therein. Apex shall not directly or indirectly take any action to assign its rights under such lease to any other party nor shall Apex take any action that will in anyway impair Bestway's right to use the Space on the terms specified herein.

12. Each party shall be and act as an independent contractor and not as partner, joint venturer, or agent of the other, and shall not bind nor attempt to bind the other to any contract. This agreement is the entire agreement between the parties regarding the subject matter hereof and supersedes all prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they relate in any way to the subject matter hereof. No changes, modifications, or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision hereof is determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that these terms and conditions shall otherwise remain in full force and effect and enforceable. These terms and conditions shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws of any state. Neither party may assign its rights or delegate its duties under this Agreement without the express prior written

consent of the other party, which consent shall not be unreasonably withheld. This agreement may be specifically enforced.

If you agree with the terms specified above, please execute the agreement below, and return it to me by facsimile or by mail. This Agreement will take effect upon signing by the two parties.

Sincerely,

BESTWAY COACH EXPRESS, INC.

By: ______________________ 1/20/06
Wilson Cheng, President

Witness:

APEX BUS, INC.

By: ______________________
Jimmy Cheng, President

Witness:

DC #209921 v4